Exhibit 10.18

FIRST AMENDMENT TO
DISTRIBUTION, MANUFACTURING AND SUPPLY AGREEMENT

THIS FIRST AMENDMENT TO THE DISTRIBUTION, MANUFACTURING AND SUPPLY AGREEMENT (the “First Amendment”) is made as of January 30, 2004 (the “First Amendment Date”) by and between AEROGEN, INC., a Delaware corporation, with offices at 2071 Stierlin Court, Mountain View, CA  94043 (“Aerogen”), and MEDICAL INDUSTRIES AMERICA, INC., an Iowa corporation, with offices at 2636 289th Place, Adel, IA  50003 (“MIA”).

WHEREAS, Aerogen and MIA entered into that certain Distribution, Manufacturing and Supply Agreement dated September 30, 2003 (the “Agreement”); and

WHEREAS, Aerogen and MIA now desire to amend the Agreement to reflect the parties’ agreement regarding the modification of certain terms relating to certain countries of the Territory (as defined in the Agreement).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aerogen and MIA agree to amend the Agreement as follows:

1.                                      All capitalized terms used but not defined herein have the meaning given them in the Agreement.

2.                                      Section 2.2 shall be deleted in its entirety and replaced with the following:

2.2                               Sub-Distributor Obligation.  In order for MIA to retain distribution rights in each Expansion Country of the Territory (as defined in Exhibit C), MIA shall complete and present to Aerogen a definitive business plan, including a distribution strategy with either intent to contract or hire sales representatives, or a letter of intent and a draft definitive agreement with a sub-distributor, in each such Expansion Country no later than June 30, 2004.  The business terms of each such agreement shall be subject to approval by Aerogen.  At any time prior to June 30, 2004, MIA may elect to terminate the Agreement with respect to any Expansion Country, which will result in a commensurate reduction of the minimum royalties and Product System (as Systems are defined on Exhibit A) sales requirements attributable to such country as reflected in Exhibit I and Exhibit J; provided, however, that the aggregate minimum Product System sales requirements for Europe in its entirety (as defined in Exhibit J) shall remain unchanged and the minimums for the remaining individual European countries adjusted as mutually agreed upon by the Parties.  If as to any particular Expansion Country, MIA has not met the preceding requirements of this section by June 30, 2004, then Aerogen may thereafter terminate MIA’s rights under this Agreement with respect to such country, by written notice, and on such termination such country shall no longer be in the Territory and all rights in such country shall revert exclusively to Aerogen.  MIA will provide Aerogen with written notice regarding any direct or indirect financial affiliation that arises between MIA (or any of its Affiliates) and any of its existing or proposed sub-distributors during the Term, with such notice to be given promptly upon the commencement of negotiations with a sub-distributor involving any financial interest (including, but not limited to, equity ownership, credit facilities, rebates, profit or revenue interest, etc.), with full details of the final relationship to be provided to Aerogen upon final deal closure.  MIA shall require that any Related Sub-Distributors make complete and accurate reports to MIA in writing on a quarterly basis of all Gross Selling Prices for Products sold or otherwise transferred by such Related Sub-Distributor, and Aerogen shall have the right to inspect and audit all such reports pursuant to Section 5.7.

3.                                      Except as specifically amended by this First Amendment, the terms and conditions of the Agreement shall remain in full force and effect.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Aerogen and MIA have caused this First Amendment to be executed by their duly authorized officers as of the First Amendment Date.

AEROGEN, INC.	MEDICAL INDUSTRIES AMERICA, INC.

/s/Robert Breuil	/s/Dan Bunting

Name: Robert Breuil	Name: Dan Bunting
Title: Chief Financial Officer	Title: Chief Operating Officer